For Release: February 28, 2013

ICAHN ENTERPRISES ANNOUNCES COMMENCEMENT OF DEPOSITARY UNIT OFFERING

(New York, New York, February 28, 2013) – Icahn Enterprises L.P. (“Icahn Enterprises”) (NASDAQ: IEP) today announced a registered public offering of depositary units representing limited partner interests in Icahn Enterprises. Icahn Enterprises intends to grant the underwriters an option for 30 days to purchase additional depositary units. The proceeds from the offering will be used for general corporate purposes.

Jefferies & Company, Inc. is serving as sole book-running manager.

The offering is being made pursuant to Icahn Enterprises’ effective shelf registration statement. The offering will be made only by means of a prospectus supplement and the accompanying prospectus, copies of which may be obtained from Jefferies & Company, Inc. at 520 Madison Avenue, 12th Floor, New York, NY, 10022, Attention: Equity Syndicate Prospectus Department, by calling (877) 547-6340 or by emailing Prospectus_Department@Jefferies.com.

A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About  Icahn Enterprises L.P.

Icahn Enterprises L.P. (NASDAQ: IEP), a master limited partnership, is a diversified holding company engaged in nine primary business segments: Investment, Automotive, Energy, Gaming, Railcar, Food Packaging, Metals, Real Estate and Home Fashion.

Investor Contact:

SungHwan Cho

Chief Financial Officer

(212) 702-4300